                           SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

                                                 RATIOS OF EARNINGS TO FIXED CHARGES

                                                        (Thousands of Dollars)

                                                        Year Ended December 31,
                                      ----------------------------------------------------------------------------------
                                                                                                 6 Months    12 Months
                                                                                                   Ended       Ended
                                        2001       2002       2003        2004         2005     06/30/2006  06/30/2006
                                      ----------------------------------------------------------------------------------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense(1)   $4,850,848  $2,473,121  $1,727,267  $1,767,449  $1,414,472  $815,269  $1,604,633
Add:
  Rentals(2)                             2,128       1,240         638         776       1,313       888       1,645
  Allocable portion of interest
      on long-term Contracts for
      the purchase of power(3)           1,659       1,616       1,568       1,515       1,457       705       1,426
  Amortization of previously
      capitalized fixed charges          1,083       1,440       1,638       1,405       1,579       549       1,358
                                     ---------   ---------  ----------   ---------   ---------   -------   ---------
Total earnings before income
  taxes and fixed charges(A)        $4,855,718  $2,477,417  $1,731,111  $1,771,145  $1,418,821  $817,411  $1,609,062
                                     =========   =========  ==========   =========   =========   =======   =========

FIXED CHARGES:
  Interest and amortization         $  784,858  $  584,442  $  451,792  $  399,169  $  370,650  $207,157  $  378,077
  Rentals (2)                            2,128       1,240         638         776       1,313       888       1,645
  Capitalized fixed charges -
      nuclear fuel(4)                      756         520          97         839       1,075     1,076       1,942
  Allocable portion of interest
      on long-term contracts for
      the purchase of power(3)           1,659       1,616       1,568       1,515       1,457       705       1,426
                                     ---------   ---------  ----------   ---------   ---------   -------   ---------
Total fixed charges(B)             $   789,401  $  587,818  $  454,095  $  402,299  $  374,495  $209,826  $  383,090
                                     =========   =========  ==========   =========   =========   =======   =========

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                6.15        4.21        3.81        4.40        3.79      3.90        4.20
                                     =========   =========  ==========   =========   =========   =======   =========

(1)   Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)   Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(3)   Allocable portion of interest included in annual minimum debt service requirement of supplier.
(4)   Includes fixed charges associated with Nuclear Fuel.